Exhibit 99.1
FOR IMMEDIATE RELEASE
BACKWEB REPORTS IMPROVED Q3 RESULTS
SAN JOSE, Calif., November 14, 2007 — BackWeb Technologies Ltd. (OTC BB: BWEBF), a leading provider of software designed to offline-enable business web applications and enable solutions for enterprises to communicate with their employees, today reported financial results for its third quarter and nine months ended September 30, 2007 and reviewed recent license activity.
BackWeb reported Q3 2007 revenue of approximately $1.4 million, compared to Q3 2006 revenue of $724,000 and Q2 2007 revenue of approximately $1.4 million. Revenue in Q3 2007 reflected the recognition of $500,000 from final acceptance of a previously reported Foundation license sale to Ignite Technologies. Having achieved final acceptance in this license sale, the contract contains provisions for potential revenue that may be recognized in future quarters. Other license revenue in the quarter included new and on-going contracts with BearingPoint, Novartis, Medtronic and others.
Total net expenses for BackWeb in Q3 2007, including costs of revenue, were approximately $1.6 million, compared to approximately $2.3 million in Q3 2006 and approximately $1.7 million in Q2 2007. The decline in expenses from Q3 2006 reflects the Company’s expense management efforts. BackWeb reported an improvement in its Q3 2007 net loss to $208,000, or $0.01 per share, compared to a Q3 2006 net loss of approximately $1.6 million, or $0.04 per share, and a Q2 2007 net loss of $301,000, or $0.01 per share. BackWeb’s cash and cash equivalents totaled approximately $3.2 million at September 30, 2007.
BackWeb’s CEO, Bill Heye, commented, “In Q3, we continued to work closely with a number of prospective customers in pilots as well as with existing customers looking to extend the use of our products. We continue to pursue new sales opportunities for our products while managing expenses with the goal of improving our bottom-line results.”
About BackWeb Technologies:
BackWeb (http://www.backweb.com) mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation,

CRM, e-learning and training and Human Capital Management (HCM). Typical content applications include document repositories and rich media communications.
BackWeb’s customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, Hewlett-Packard, Johnson & Johnson and KLA Tencor. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft, and Salesforce.com. BackWeb’s operations are centered in San Jose, California, New York, New York, and Rosh Ha ‘ayin, Israel. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.
© 2007 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.
Oracle and PeopleSoft are registered trademarks of Oracle Corporation and/or its affiliates.
Statements in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding our efforts to pursue new revenue opportunities, our expense management efforts in order to improve our bottom line results, and the recognition of revenue in future periods. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the uncertainty of market acceptance of offline access products or the Company’s ability to license those products to customers; the emergence of competitive technologies or competitor companies; and the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which contain more detailed descriptions of the risks facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	Unaudited
ASSETS
Current assets:
Cash, cash equivalents & short-term investments	$3,221	$4,494
Accounts receivable, net	1,052	1,369
Other current assets	434	495

Total current assets	4,707	6,358

Property and equipment, net	119	127
Other non-current assets	52	42

Total assets	$4,878	$6,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,502	$1,748
Deferred revenue	427	948

Total current liabilities	1,929	2,696

Total shareholders’ equity	2,949	3,831

Total liabilities and shareholders’ equity	$4,878	$6,527

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenue:
Licenses	$199	$61	$854	$1,314
Licenses subject to contract accounting	500	—	1,000	—
Services	672	663	2,067	2,208

Total revenue	1,371	724	3,921	3,522

Cost of revenue:
Licenses	29	26	91	66
Licenses subject to contract accounting	39	—	76	—
Services	142	149	535	571

Total cost of revenue	210	175	702	637

Gross profit	1,161	549	3,219	2,885

Operating expenses:
Research and development	397	541	1,327	1,742
Sales and marketing	593	928	1,828	2,982
General and administrative	370	699	1,072	1,783

Total operating expenses	1,360	2,168	4,227	6,507

Loss from operations	(199)	(1,619)	(1,008)	(3,622)

Interest and other income (expense), net	(9)	56	20	121

Net loss	$(208)	$(1,563)	$(988)	$(3,501)

Net loss per share	$(0.01)	$(0.04)	$(0.02)	$(0.08)

Shares used in computing net loss per share	41,320	41,279	41,314	41,232

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Contacts:
MEDIA	INVESTORS
Rachel Clark	David Collins
BackWeb Technologies	Jaffoni & Collins
(408) 933-1771	(212) 835-8500
rclark@backweb.com	bwebf@jcir.com